Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 2, 2007, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Ramco-Gershenson Properties Trust and subsidiaries on Form 10-K for the two years ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Ramco-Gershenson Properties Trust and subsidiaries in the Registration Statement on Forms S-3 (File Nos. 333-99345, 333-113948) and Forms S-8 (File Nos. 333-66409, 333-42509 and 333-121008).
/s/ GRANT THORNTON LLP
Southfield, Michigan
March 2, 2007